EXHIBIT 11

                          CT COMMUNICATIONS, INC.
                             AND SUBSIDIARIES

                     Computation of Earnings Per Share


                                              Years Ended
                                    September 30       September 30
                                         1997               1996

Computation of share totals used
 in computing earnings per share:

Weighted average number of
 shares outstanding                   2,235,220          2,230,472
(Adjusted for stock dividend
 August 1, 1997)

Primary average shares

 a - Outstanding                      2,235,220          2,235,472

Incremental shares arising
 from outstanding stock options          26,769             19,291

 b - Totals                           2,261,989          2,249,763

 c - Net Income before
     extraordinary item
     for Common Stock                 8,665,068          7,981,579

 d - Extraordinary item               2,239,045             ---

 e - Net Income after
     extraordinary item
     for Common Stock               $10,904,113         $7,981,579



Net Income Per Primary Share
before extraordinary item - c/a        $3.88              $3.58

Extraordinary item per
primary share - d/a                     1.00                ---

Net Income Per Primary Share
after extraordinary item               $3.82              $3.62

Net Income Per Share before
extraordinary item assuming
full dilution - c/b                    $3.83              $3.55

Net Income Per Share after
extraordinary item assuming
full dilution - e/b                     $4.82             $3.55